                                                                      Exhibit 24

                              CONFIRMING STATEMENT

        This Confirming Statement confirms that the undersigned, David W. Oskin, has authorized and designated Peter H. Kesser, St. John Daugherty, Teresa W.
Vaccaro, Ian D. Schuman, Nathan Ajiashvili, Dennis K. Yai, Beverly Gates,
Richard F. Mattern and Dan Huffines, and each of them, the undersigned's true and lawful attorney-in-fact (each an "Attorney-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto)
that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Verso Paper Corp., a Delaware corporation (the
"Company"). The authority of the Attorney-in-Fact under this Confirming
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorney-in-Fact is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934, as amended, and the rules and regulations thereunder.

        Date: May 12, 2008              /s/ David W. Oskin
                                        -----------------------------------
                                        David W. Oskin